JPMorgan Chase Financial Company LLC 3yr SLB Contingent Income Auto - Callable Securities Underlying Stock For more information about the underlying stock, including historical performance information, see the accompanying preliminary pricing supplement. Risk Considerations The risks identified below are not exhaustive. Please see “Risk Factors” in the accompanying prospectus supplement, product supplement and preliminary pricing supplement for additional information. Risks Relating to the Securities Generally ▪ The securities do not guarantee the return of any principal and your investment in the securities may result in a loss. ▪ You will not receive any contingent quarterly payment for any quarterly period if the closing price of the underlying stock on the relevant determination date is less than the downside threshold level. ▪ The contingent quarterly payment is based solely on the closing prices of the underlying stock on the specified determination dates. ▪ The securities are subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., and any actual or anticipated changes to our or JPMorgan Chase & Co.’s credit ratings or credit spreads may adversely affect the market value of the securities. ▪ As a finance subsidiary, JPMorgan Financial has no independent operations and has limited assets. ▪ Investors will not participate in any appreciation of the underlying stock. ▪ Early redemption risk. ▪ Secondary trading may be limited. ▪ The final terms and estimated valuation of the securities will be provided in the pricing supplement. ▪ The U.S. federal income tax consequences of an investment in the securities are uncertain. Risks Relating to Conflicts of Interest ▪ Economic interests of the issuer, the guarantor, the calculation agent, the agent of the offering of the securities and other affiliates of the issuer may be different from those of investors. ▪ Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the securities. Risks Relating to the Estimated Value and Secondary Market Prices of the Securities ▪ The estimated value of the securities will be lower than the original issue price (price to public) of the securities. ▪ The estimated value of the securities does not represent future values of the securities and may differ from others’ estimates . ▪ The estimated value of the securities is derived by reference to an internal funding rate. ▪ The value of the securities as published by J.P. Morgan Securities LLC (and which may be reflected on customer account statements) may be higher than the then - current estimated value of the securities for a limited time period. ▪ Secondary market prices of the securities will likely be lower than the original issue price of the securities. ▪ Secondary market prices of the securities will be impacted by many economic and market factors. Risks Relating to the Underlying Stock ▪ There are risks associated with investments in securities linked to the value of equity securities issued by a non - U.S. company. ▪ Investing in the securities is not equivalent to investing in the underlying stock. ▪ No affiliation with Schlumberger N.V. (Schlumberger Limited). ▪ We may engage in business with or involving Schlumberger N.V. (Schlumberger Limited) without regard to your interests. ▪ Government legislative and regulatory actions, including sanctions, could adversely affect your investment in the securities. ▪ The anti - dilution protection for the underlying stock is limited and may be discretionary. Tax Considerations You should review carefully the discussion in the accompanying preliminary pricing supplement under “Additional Information about the Securities — Tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser. SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement and preliminary pricing supplement if you so request by calling toll - free 1 - 866 - 535 - 9248.